Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Andrew Mathias
President
-or-
Heidi Gillette
Director, Investor Relations
212.594.2700

SL GREEN APPOINTS ANDREW W. MATHIAS
TO BOARD OF DIRECTORS

New York, NY – June 5, 2014 – SL Green Realty Corp (NYSE: SLG) today announced that is has appointed Andrew W. Mathias, SL Green’s President, to the Company’s Board of Directors.

“Andrew is clearly one of the brightest stars in New York City’s real estate industry,” said Stephen Green, Chairman of the Board.  “He has played a critical role in the success and growth of our company since he joined us in 1999. Before joining SL Green, Andrew was intimately involved in our launch as a publicly-traded real estate investment trust in 1997.  Over the years, he has demonstrated superb judgment, is an experienced, astute decision-maker, and will no doubt prove to be a great asset to our Board.”

Mr. Mathias’s career progression at SL Green has been steady and impressive.  Having joined the company in 1999 as a Vice President, he was promoted to Director of Investments in 2002.   Two years later he was promoted to Chief Investment Officer, a post he held until 2011, adding the title of President in 2007.

Prior to joining SL Green, Mr. Mathias served in various positions with Capital Trust and its predecessor, Victor Capital Group, working on a wide variety of real estate principal investments and advisory transactions on behalf of both clients and the firm.   Earlier, he worked on the high yield and restructuring desk at Bear Stearns.

Mr. Mathias earned a Bachelor of Science degree in economics from the Wharton School at the University of Pennsylvania.

About SL Green Realty Corp.
SL Green Realty Corp., New York City's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of March 31, 2014, SL Green held interests in 95 Manhattan buildings totaling 45.1 million square feet. This included ownership interests in 28.4 million square feet of commercial buildings and debt and preferred equity investments secured by 16.7 million square feet of buildings. In addition to its Manhattan investments, SL Green held ownership interests in 35 suburban buildings totaling 5.9 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.  To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212.594.2700.

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